Exhibit 99.1(b)

Consent of Director Nominee

Digital Brands Group, Inc. is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Act, in connection with the initial public offering of common stock of Digital Brands Group, Inc. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Digital Brands Group, Inc. in the Registration Statement, as may be amended from time to time. I also consent to the filing of the consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Moise Emquies

Moise Emquies

April 12, 2021